The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-149655

SUBJECT TO COMPLETION, DATED MARCH 12, 2008

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated March 12, 2008)

$
Medco Health Solutions, Inc.

$     % Notes due 2013
$     % Notes due 2018

We will pay interest on the notes due 2013, which we refer to as the “Notes due 2013,” and the notes due 2018, which we refer to as the “Notes due 2018,” on           and           of each year, beginning          , 2008. The Notes due 2013 will mature on          , 2013 and the Notes due 2018 will mature on          , 2018. We refer to the Notes due 2013 and the Notes due 2018 collectively as the “notes.” We may redeem the notes in whole or in part at any time or from time to time at the applicable redemption prices set forth under “Description of the Notes — Optional Redemption.” If we experience a Change of Control Triggering event, we may be required to offer to purchase the notes from holders as described under “Description of the Notes — Repurchase at the Option of Holders Upon a Change of Control Triggering Event.”

The notes will be unsecured and unsubordinated obligations of our company and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness. The notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 above that amount.

See “Risk Factors” on page S-7 regarding certain factors you should consider before investing in the notes.

	Per 2013 Note	Total	Per 2018 Note	Total

Public offering price (1)	%	$	%	$
Underwriting discount	%	$	%	$
Proceeds, before expenses, to us (1)	%	$	%	$

(1)	Plus accrued interest, if any, from , 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the adequacy or accuracy of the disclosures in this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to purchasers in book-entry form only through The Depository Trust Company for the accounts of its participants, including Clearstream and Euroclear, on or about          , 2008.

Joint Book-Running Managers

Citi	JPMorgan

Banc of America Securities LLC	Barclays Capital

The date of this prospectus supplement is March   , 2008.

We have not authorized any one to give any information or to make any representation different from or in addition to those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Therefore, you should not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the notes offered by this prospectus supplement are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus supplement does not extend to you. The information contained in this prospectus supplement and the accompanying prospectus speaks only as of the dates on their respective covers, unless the information specifically indicates that another date applies. Therefore, you should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front of the document, or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement and the accompanying prospectus is delivered or the notes are sold on a later date.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the notes offered. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information” in the prospectus.

Unless the context otherwise requires, the terms “Medco,” “we,” “us” and “our” used herein mean Medco Health Solutions, Inc. and does not include the subsidiaries of Medco Health Solutions, Inc.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated herein by reference, as well as other publicly available documents, may include, and Medco’s officers and representatives may from time to time make, “forward-looking statements” — that is, statements related to future events. These forward-looking statements may address our plans, objectives, projections and expectations relating to Medco’s business and operations or financial and economic performance, and assumptions related thereto. These forward-looking statements are made based on our expectations and beliefs concerning future events impacting Medco and therefore involve a number of risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmacy benefit management (“PBM”) and specialty pharmacy industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements.

Forward-looking statements in this prospectus supplement should be evaluated together with the risks and uncertainties that affect our business, particularly those mentioned in the “Risk Factors” section of the Company’s Annual Report on Form 10-K, in any Forms 10-Q and in any other documents filed from time to time with the Securities and Exchange Commission.

S-ii

SUMMARY

The information below is a summary of the more detailed information included elsewhere in or incorporated by reference in this prospectus supplement. You should read carefully the following summary in conjunction with the more detailed information contained in this prospectus supplement, including the information under “Risk Factors” on page S-7, the accompanying prospectus and the information incorporated by reference. This summary is not complete and does not contain all of the information you should consider before purchasing the notes. You should carefully read the information under “Risk Factors” on page S-7 of this prospectus supplement to determine whether an investment in the notes is appropriate for you.

MEDCO HEALTH SOLUTIONS, INC.

We are the nation’s leading pharmacy benefit manager based on net revenues. Medco’s prescription drug benefit programs are designed to drive down the cost of pharmacy healthcare for private and public employers, health plans, labor unions and government agencies of all sizes, and for individuals served by the Medicare Part D Prescription Drug Program. We provide sophisticated traditional and specialty prescription drug benefit programs and services for our clients and members. Our business model requires collaboration with retail pharmacies, physicians, the Centers for Medicare & Medicaid Services (“CMS”) for Medicare, and particularly in specialty pharmacy, collaboration with state Medicaid agencies, and other payors such as insurers. Our programs and services help control the cost and enhance the quality of prescription drug benefits. We accomplish this by providing pharmacy benefit management (“PBM”) services through our national networks of retail pharmacies and our own mail-order pharmacies, as well as through our Specialty Pharmacy segment, Accredo Health Group, which became the nation’s largest specialty pharmacy based on revenues with our 2005 acquisition of Accredo Health, Incorporated (“Accredo”). In 2007, we introduced the Medco Therapeutic Resource Centers®, staffed with hundreds of pharmacists who are trained and certified in specific complex and chronic conditions and have expertise in the associated medications. The therapeutic resource center for diabetes was augmented with the 2007 acquisition of PolyMedica Corporation (“PolyMedica”), through which we became the largest diabetes pharmacy care practice based on covered patients.

Our clients are generally entities that provide prescription drug benefits to their underlying membership, such as members of their plan or their employees. When we use the term “mail order,” we mean Medco’s mail-order pharmacy operations, as well as Accredo’s specialty pharmacy operations.

Our innovative and flexible programs and services have enabled us to deliver effective drug trend management for our clients while, we believe, improving the quality of care for members.

Medco Health Solutions, Inc. was formed as a limited liability company on August 26, 1996, but its predecessor was formed in 1983 and was acquired by Merck & Co., Inc (which is referred to in this document as Merck) in 1993. Medco converted from a limited liability company to a corporation on May 21, 2002 and was spun off by Merck as a separate publicly traded enterprise on August 19, 2003. All references to “we,” “us” and “our” in this section mean Medco Health Solutions, Inc. and its consolidated subsidiaries.

Our principal executive offices are located at 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417, and our telephone number at that address is 201-269-3400.

THE OFFERING

The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. See “Description of the Notes” for a more detailed description of the terms and conditions of the notes.

Issuer	Medco Health Solutions, Inc.

Securities Offered	$ principal amount of % Notes due , 2013.

$ principal amount of % Notes due , 2018.

Interest on the Notes	Interest on the notes will accrue from March , 2008 at the rate of % per year, in the case of the Notes due 2013, and % per year, in the case of the Notes due 2018. Interest on the notes will be payable semi-annually on and of each year, commencing , 2008.

Optional Redemption	We may redeem the notes, in whole or in part, at any time or from time to time at a redemption price equal to the greater of (1) 100% of the principal amount being redeemed plus accrued and unpaid interest to the redemption date and (2) a “make-whole” amount based on the yield of a comparable U.S. Treasury security plus %, in the case of the Notes due 2013, and %, in the case of the Notes due 2018. See “Description of the Notes — Optional Redemption.”

Repurchase at the Option of Holders Upon a Change of Control Triggering Event	If a Change of Control Triggering Event occurs with respect to the notes, unless we have exercised our right to redeem all the notes as described above, we may be required to make an offer to each holder of notes to repurchase all or any part (in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of repurchase.

Ranking	The notes are our unsecured obligations and will rank equally with all our existing and future unsecured and unsubordinated indebtedness.

Covenants	The indenture governing the notes will contain a limitation that restricts our ability to create or incur secured indebtedness. Certain sale and leaseback transactions are similarly limited. See “Description of Debt Securities — Covenants” in the accompanying prospectus.

Use of Proceeds	We intend to use the net proceeds from this offering to repay borrowings under our senior unsecured revolving credit facility used to fund the acquisition of PolyMedica.

Further Issuances	We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional debt securities of either series of notes having the same terms (except for the issue date, the public offering price and the first interest payment date) and ranking equally and ratably with the Notes due 2013 or the Notes due 2018, as the case may be, in all respects, as described under “Description of the Notes — General.” Any additional debt securities having such similar terms, together with the Notes due 2013 or the Notes due 2018 offered hereby, as the case may be, will constitute a single series of securities under the indenture.

Denomination and Form	We will issue the Notes due 2013 and the Notes due 2018 in the form of fully registered global notes registered in the name of the nominee of The Depository Trust Company, or DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, societe anonyme and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 above that amount.

Trustee	U.S. Bank Trust National Association.

Governing Law	New York.

Summary Consolidated Financial Data

The following table presents our selected historical consolidated financial and operating data. You should read the following information in conjunction with our consolidated financial statements and related notes and the other financial and statistical information that we include or incorporate by reference in this prospectus supplement and the accompanying prospectus.

As of and for the Fiscal Years Ended
December 29,	December 30,	December 31,	December 25,	December 27,
2007(1)	2006(2)	2005(3)(4)	2004	2003
(in millions, except for per share data and EBITDA per adjusted prescription data)

Consolidated statement of income data:
Total product net revenues(5)	$43,961.9	$42,022.6	$37,455.0	$35,024.4	$33,913.1
Total service net revenues	544.3	521.1	415.9	327.5	351.4

Total net revenues(5)	44,506.2	42,543.7	37,870.9	35,351.9	34,264.5

Cost of revenues:
Cost of product net revenues(5)	41,402.6	40,012.5	35,827.8	33,496.6	32,552.7
Cost of service revenues	158.3	125.8	100.2	132.8	189.7

Total cost of revenues(5)	41,560.9	40,138.3	35,928.0	33,629.4	32,742.4
Selling, general and administrative expenses	1,114.1	1,109.2	757.6	676.4	686.4
Amortization of intangibles	228.1	218.5	192.5	179.9	94.3
Interest and other (income) expense, net	99.8	65.9	39.9	59.9	12.7

Total cost of operations	43,002.9	41,531.9	36,918.0	34,545.6	33,535.8

Income before provision for income taxes	1,503.3	1,011.8	952.9	806.3	728.7
Provision for income taxes(9)(e)	591.3	381.6	350.9	324.7	302.9

Net income	$912.0	$630.2	$602.0	$481.6	$425.8

Earnings per share data(6):
Basic earnings per share	$1.66	$1.06	$1.04	$0.89	$0.79
Shares used in computing basic earnings per share	550.2	594.5	576.1	543.8	540.2
Diluted earnings per share	$1.63	$1.04	$1.03	$0.88	$0.79
Shares used in computing diluted earnings per share	560.9	603.3	587.1	549.4	541.6
Consolidated balance sheet data:
Working capital(7)	$1,173.5	$1,028.2	$1,300.1	$1,675.9	$1,155.0
Goodwill	$6,230.2	$5,108.7	$5,152.3	$3,310.2	$3,310.2
Intangible assets, net	$2,905.0	$2,523.1	$2,741.6	$2,140.6	$2,320.5
Total assets	$16,217.9	$14,388.1	$14,447.7	$11,113.2	$11,044.6
Total debt(8)	$3,494.4	$1,266.7	$1,469.4	$1,192.9	$1,396.1
Deferred tax liabilities	$1,167.0	$1,161.3	$1,213.8	$1,030.2	$1,177.5
Total noncurrent liabilities	$4,213.4	$2,057.8	$2,218.0	$2,177.6	$2,577.7
Total stockholders’ equity	$6,875.3	$7,503.5	$7,724.2	$5,719.4	$5,080.0
Supplemental information:
EBITDA(9)	$2,000.1	$1,469.8	$1,350.3	$1,243.7	$1,035.7
EBITDA per adjusted prescription(9)	$2.67	$2.01	$1.89	$1.83	$1.50
Net cash provided by operating activities	$1,367.0	$1,241.0	$1,040.8	$711.5	$1,123.9
Net cash used by investing activities	$(1,713.8)	$(155.5)	$(1,186.3)	$(101.9)	$(119.1)
Net cash provided by (used by) financing activities	$302.4	$(1,155.2)	$(111.8)	$(102.6)	$(380.7)
Prescriptions administered	559.8	553.4	540.1	502.9	532.0
Retail	465.0	464.4	452.8	415.2	453.9
Mail-order	94.8	89.0	87.3	87.7	78.1
Adjusted prescriptions(9)(h)	748.3	729.9	714.1	678.3	688.2
Adjusted mail-order penetration(10)	37.9%	36.4%	36.6%	38.8%	34.0%
Overall generic dispensing rate	59.7%	55.2%	51.5%	46.3%	43.8%
Retail generic dispensing rate	61.7%	57.2%	53.3%	48.1%	45.2%
Mail-order generic dispensing rate	50.0%	44.8%	41.7%	37.9%	36.0%
Ratio of earnings to fixed charges(11)	10.7	x	9.8	x	11.4	x	10.4	x	15.8x

Notes to Summary Consolidated Financial Data:

(1)	The consolidated statement of income data for 2007 includes the operating results of PolyMedica and Critical Care Systems, Inc. (“Critical Care”) commencing October 31, 2007 and November 14, 2007, the dates of acquisition, respectively.

(2)	The consolidated statement of income data for 2006 includes a pre-tax legal settlements charge of $162.6 million recorded in the first quarter of 2006, with a $99.9 million after-tax effect, or $0.17 per diluted share on a split-adjusted basis (see note 6 below). This charge reflects an agreement with the U.S. Attorney’s Office for the Eastern District of Pennsylvania to settle three previously disclosed federal legal matters. The settlement agreements for these three matters were signed and approved by the District Court on October 23, 2006.

(3)	Fiscal 2005 represents a 53-week fiscal year. All other fiscal years are comprised of 52 weeks.

(4)	The consolidated statement of income data for 2005 includes the results of operations of Accredo commencing August 18, 2005, the date of acquisition, and for the subsequent periods.

(5)	Includes retail co-payments of $7,553 for 2007, $7,394 for 2006, $7,436 for 2005, $6,773 for 2004 and $6,850 for 2003.

(6)	Common share and per share amounts have been retrospectively adjusted for the two-for-one stock split. See Note 1, “Background and Basis of Presentation,” to our consolidated financial statements included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 29, 2007.

(7)	Calculated as current assets less current liabilities.

(8)	We had no debt outstanding prior to August 12, 2003.

(9)	EBITDA consists of earnings before interest income/expense, taxes, depreciation and amortization. We calculate and use EBITDA and EBITDA per adjusted prescription as indicators of our ability to generate cash from our reported operating results. These measurements are used in concert with net income and cash flows from operations, which measure actual cash generated in the period. In addition, we believe that EBITDA and EBITDA per adjusted prescription are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance and the ability to incur and service debt and make capital expenditures. EBITDA does not represent funds available for our discretionary use and is not intended to represent or to be used as a substitute for net income or cash flows from operations data as measured under U.S. generally accepted accounting principles. The items excluded from EBITDA, but included in the calculation of reported net income, are significant components of the consolidated statements of income, and must be considered in performing a comprehensive assessment of overall financial performance. EBITDA, and the associated year-to-year trends, should not be considered in isolation. Our calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies. Additionally, we have calculated the 2006 EBITDA excluding the legal settlements charge recorded in the first quarter, as the charge is not considered an indicator of ongoing performance.

EBITDA per adjusted prescription is calculated by dividing EBITDA by the adjusted prescription volume for the period. This measure is used as an indicator of EBITDA performance on a per-unit basis, providing insight into the cash-generating potential of each prescription. EBITDA per adjusted prescription is affected by the changes in prescription volumes between retail and mail-order, the relative representation of brand-name, generic and specialty drugs, as well as the level of efficiency in the business. Adjusted prescription volume equals the majority of mail-order prescriptions multiplied by 3, plus retail prescriptions. These mail-order prescriptions are multiplied by 3 to adjust for the fact that they include approximately 3 times the amount of product days supplied compared with retail prescriptions.

The following table reconciles our reported net income to EBITDA and presents EBITDA per adjusted prescription for each of the respective periods (in millions, except for EBITDA per adjusted prescription data):

	December 29,	December 30,		December 31,		December 25,		December 27,
For Fiscal Years Ended	2007(a)	2006		2005(b)(c)		2004		2003
	(in millions, except for per share data and EBITDA per adjusted prescription data)

Net income	$912.0	$630.2		$602.0		$481.6		$425.8
Add:
Interest and other (income) expense, net	99.8	65.9		39.9		59.9		23.7	(d)
Provision for income taxes	591.3	381.6	(e)	350.9	(e)	324.7		302.9
Depreciation expense	168.9	173.6		165.0		197.6	(f)	189.0	(f)
Amortization expense	228.1	218.5		192.5		179.9		94.3

EBITDA	$2,000.1	$1,469.8		$1,350.3		$1,243.7		$1,035.7
Adjustment for the 2006 legal settlements charge	—	162.6	(g)	—		—		—

EBITDA, excluding the 2006 legal settlements charge	$2,000.1	$1,632.4		$1,350.3		$1,243.7		$1,035.7

Adjusted prescriptions(h)	748.3	729.9		714.1		678.3		688.2

EBITDA per adjusted prescription	$2.67	$2.01		$1.89		$1.83		$1.50

EBITDA per adjusted prescription, excluding the 2006 legal settlements charge	$2.67	$2.24		$1.89		$1.83		$1.50

(a)	Includes PolyMedica’s and Critical Care’s operating results commencing October 31, 2007 and November 14, 2007, the dates of acquisition, respectively.

(b)	Fiscal 2005 represents a 53-week fiscal year. All other fiscal years are comprised of 52 weeks.

(c)	Includes Accredo’s operating results commencing August 18, 2005, the date of acquisition, and for the subsequent periods.

(d)	2003 excludes a one-time gain of $11 million from the sale of a minority equity investment in a nonpublic company.

(e)	2006 and 2005 include non-recurring tax benefits of $20.0 million and $25.7 million, respectively. See Note 10, “Taxes on Income,” to our consolidated financial statements included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 29, 2007.

(f)	2004 and 2003 include accelerated depreciation of $24.5 million and $13.3 million, respectively, associated with facility closures that occurred in 2004.

(g)	Represents a pre-tax legal settlements charge of $162.6 million recorded in the first quarter of 2006. See (2) above.

(h)	Adjusted prescription volume equals the majority of mail-order prescriptions multiplied by 3, plus retail prescriptions. These mail-order prescriptions are multiplied by 3 to adjust for the fact that they include approximately 3 times the amount of product days supplied compared with retail prescriptions.

(10)	The percentage of adjusted mail-order prescriptions to total adjusted prescriptions.

(11)	The ratio was calculated by dividing the sum of the fixed charges into the sum of the earnings and fixed charges. In calculating this ratio, earnings include income before income taxes and fixed charges. Fixed charges include interest expense and one-third of all rent expense (considered representative of the interest factor).

RISK FACTORS

You should carefully consider the information set forth below and in the accompanying prospectus, before deciding to invest in the notes. In addition, there may be other risks that a prospective investor should consider that are relevant to its own particular circumstances.

Competition in the PBM, specialty pharmacy and the broader healthcare industry is intense and could impair our ability to attract and retain clients.

Competition in the PBM industry is widespread. We compete with a wide variety of market participants, including national, regional and local PBMs, Blue Cross/Blue Shield plans, insurance companies, managed care organizations, large retail chains, large retail stores with in-store pharmacy operations and Internet pharmacies. Our competitors include many profitable and well-established companies that have significant financial, marketing and other resources. Some of our specialty pharmacy and clinical service offerings compete with similar services provided by smaller companies in niche markets. Our main competitors include CVS Caremark Corporation, Express Scripts, Inc., CIGNA Corporation, UnitedHealth Group, WellPoint Health Networks Inc., Aetna Inc., Walgreen Co., Wal-Mart Stores, Inc. and Humana Inc.

We compete based on innovation and service, as well as on price. To attract new clients and retain existing clients, we must continually develop new products and services to assist clients in managing their pharmacy benefit programs. We may not be able to develop innovative products and services, including new Medicare Part D offerings, which are attractive to clients. Moreover, although we need to continue to expend significant resources to develop or acquire new products and services in the future, we may not be able to do so. We cannot be sure that we will continue to remain competitive, nor can we be sure that we will be able to market our PBM services to clients successfully at our current levels of profitability.

Consolidation within the PBM industry, as well as the acquisition of any of our competitors by larger companies, may lead to increased competition.

Failure to retain key clients could result in significantly decreased revenues and could harm our profitability.

Our largest client, UnitedHealth Group, represented approximately $9,900 million, or 22%, of our net revenues during 2007. Our current agreement with UnitedHealth Group has an initial term ending December 31, 2009 and, at UnitedHealth Group’s option, may be extended for two additional years ending December 31, 2011. The UnitedHealth Group account has much lower mail-order penetration and, because of its size, much steeper pricing than the average client, and consequently generates lower profitability than typical client accounts. Although none of our other clients individually represented more than 10% of our net revenues in 2007, our top 10 clients as of December 29, 2007, including UnitedHealth Group, represented approximately 45% of our net revenues during 2007.

Our larger clients frequently distribute requests for proposals and seek bids from other PBM providers, as well as us, before their contracts with us expire. In addition, a client that is involved in a merger or other business combination with a company that is not a client may not renew, and in some instances may terminate, its PBM contract with us.

If several of our large clients terminate, cancel or do not renew their agreements with us or stop contracting with us for some of the services we provide because they accept a competing proposal or because they are involved in a merger or acquisition, and we are not successful in generating new sales with comparable operating margins to replace the lost business, our revenues and results of operations could suffer.

If we do not continue to earn and retain purchase discounts and rebates from manufacturers at current levels, our gross margins may decline.

We have contractual relationships with pharmaceutical manufacturers or wholesalers that provide us with purchase discounts on drugs dispensed from our mail-order pharmacies and rebates on brand-name prescription drugs dispensed through mail order and retail. These discounts and rebates are generally passed on to clients in the form of steeper price discounts and rebate pass-backs. Manufacturer rebates often depend on our ability to meet contractual market share or other requirements. Pharmaceutical manufacturers have also increasingly made rebate payments dependent upon our agreement to include a broad array of their products in our formularies.

Competitive pressures in the PBM industry have also caused us and many other PBMs to share with clients a larger portion of the rebates received from pharmaceutical manufacturers and to increase the discounts offered to clients.

Changes in existing federal or state laws or regulations or in their interpretation by courts and agencies or the adoption of new laws or regulations relating to patent term extensions, purchase discount and rebate arrangements with pharmaceutical manufacturers, as well as some of the formulary and other services we provide to pharmaceutical manufacturers, could also reduce the discounts or rebates we receive and adversely impact our business, financial condition, liquidity and operating results.

Our acquisition activity has increased recently and if we are unable to effectively integrate acquired businesses into ours, our operating results may be adversely affected. Even if we are successful, the integration of these businesses has required, and will likely continue to require, significant resources and management attention.

In October 2007, we acquired all of the outstanding common stock of PolyMedica and on November 14, 2007, we acquired Critical Care. PolyMedica is a leading provider of diabetes care, under its Liberty brand, including blood glucose testing supplies and related services. Critical Care is one of the nation’s largest providers of specialty infusion services for home-based and ambulatory settings. In order to realize the intended benefits of the PolyMedica and Critical Care acquisitions, or any acquisition we make in the future, we must effectively integrate these businesses and any future acquired business into ours. We may not be able to successfully integrate acquired businesses into ours. If we fail to successfully integrate these acquisitions or if they fail to perform as we anticipated, our existing businesses and our revenue and operating results could be adversely affected. If the due diligence of the operations of these acquired businesses performed by us or by third parties on our behalf were inadequate or flawed, or if we later discover unforeseen financial or business liabilities, the acquired businesses may not perform as expected. Operating costs, customer loss and business disruption (including difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than we anticipated. Finally, difficulties assimilating acquired operations and products into ours could result in the diversion of capital and management’s attention away from other business issues and opportunities.

If we fail to comply with complex and rapidly evolving laws and regulations, we could suffer penalties, or be required to pay substantial damages or make significant changes to our operations.

We are subject to numerous federal and state regulations. If we fail to comply with existing or future applicable laws and regulations, we could suffer civil or criminal penalties, including the loss of our licenses to operate our mail-order pharmacies and our ability to participate in federal and state healthcare programs. As a consequence of the severe penalties we could face, we must devote significant operational and managerial resources to complying with these laws and regulations. Although we believe that we are substantially compliant with all existing statutes and regulations applicable to our business, different interpretations and enforcement policies of these laws and regulations could subject our current practices to allegations of impropriety or illegality, or could require us to make significant changes to our operations. In addition, we cannot predict the impact of future legislation and regulatory changes on our business or ensure that we will be able to obtain or maintain the regulatory approvals required to operate our business.

Government efforts to reduce healthcare costs and alter healthcare financing practices could lead to a decreased demand for our services or to reduced profitability.

During the past several years, the U.S. healthcare industry has been subject to an increase in governmental regulation at both the federal and state levels. Efforts to control healthcare costs, including prescription drug costs, are underway at the federal and state government levels. Congress frequently considers proposals to reform the U.S. healthcare system. These proposals may increase governmental involvement in healthcare and PBM services and may otherwise change the way our clients conduct business. Healthcare organizations may react to these proposals and the uncertainty surrounding them by reducing or delaying the purchase of our PBM services, and manufacturers may react by reducing rebates or reducing supplies of certain products. These proposals could lead to a decreased demand for our services or to reduced rebates from manufacturers.

In addition, both Congress and state legislatures are expected to consider legislation to increase governmental regulation of managed care plans. Some of these initiatives would, among other things, require that health plan members have greater access to drugs not included on a plan’s formulary and give health plan members the right to sue their health plans for malpractice when they have been denied care. The scope of the managed care reform proposals under consideration by Congress and state legislatures and enacted by states to date vary greatly, and we cannot predict the extent of future legislation. However, these initiatives could limit our business practices and impair our ability to serve our clients.

Failure to execute our Medicare Part D prescription drug benefits strategy could adversely impact our business and financial results.

Our agreements with CMS, as well as applicable Medicare Part D regulations and federal and state laws, impose numerous requirements on us. As a CMS-approved Prescription Drug Program, our policies and practices associated with executing the program are subject to audit, and if material contractual or regulatory non-compliance was to be identified, applicable sanctions and/or monetary penalties may be imposed.

In time, the Medicare Part D prescription benefit could have the effect of rendering existing pharmacy benefit plans less valuable to beneficiaries and reduce the total market for PBM services. In addition, some of our clients could decide to discontinue providing prescription drug benefits to their Medicare-eligible members. If this occurs, the adverse effects of the Medicare Part D benefit may outweigh any opportunities for new business generated by the new benefit. We are not yet able to assess the long-term impact that Medicare Part D will have on our clients’ decisions to continue to offer a prescription drug benefit to their Medicare-eligible members. Although we have been approved by CMS as a national Medicare Part D prescription drug plan sponsor, we are not yet in a position to predict the long-term impact of such participation on our business, financial condition or results of operations.

The growth of our Medicare Part D business is an important component of our business strategy and, accordingly, we have made substantial investments in the service personnel and technology necessary to administer that business. Any failure to achieve growth in our Medicare Part D business may have an adverse effect on our financial position, results of operations or cash flows.

PBMs could be subject to claims under ERISA if they are found to be a fiduciary of a health benefit plan governed by ERISA.

PBMs typically provide services to corporations and other sponsors of health benefit plans. These plans are subject to ERISA (the Employee Retirement Income Security Act of 1974), which regulates employee pension benefit plans and employee welfare benefit plans, including health and medical plans. The U.S. Department of Labor (“DOL”), which is the agency that enforces ERISA, could assert that the fiduciary obligations imposed by the statute apply to some or all of the services provided by a PBM. We are party to several lawsuits that claim we are a fiduciary under ERISA. See Note 14, “Commitments and Contingencies,” to our consolidated financial statements included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 29, 2007. If a court were to determine, in litigation brought by a private party or in a proceeding arising out of a position taken by the DOL, that we were a fiduciary in connection with services we provide, we could potentially be subject to claims for breaching fiduciary duties and/or entering into certain “prohibited transactions.”

Pending litigation could adversely impact our business practices and have a material adverse effect on our business, financial condition, liquidity and operating results.

We are party to various legal proceedings and are subject to material litigation risks. The material legal proceedings to which Medco is a party are described in detail in Note 14, “Commitments and Contingencies,” to our consolidated financial statements included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 29, 2007. Although we believe we have meritorious defenses in each of the matters described therein, we could in the future incur judgments or enter into settlements of claims that could have a material adverse effect on our business, financial condition, liquidity and results of operations in any particular period.

We are subject to corporate integrity agreements and noncompliance may impede our ability to conduct business with the federal government.

As part of a civil settlement with the Department of Justice (“DOJ”) and other federal government agencies, in October 2006, Medco entered into a five-year corporate integrity agreement with the United States Department of Health and Human Services’ Office of the Inspector General (“OIG”) and the U.S. Office of Personnel Management Office of Inspector General. On November 8, 2004, prior to our ownership, PolyMedica entered into a five-year corporate integrity agreement as part of a civil settlement with the DOJ and the OIG. Failure to comply with the obligations of these corporate integrity agreements could result in debarment from participation in certain federal business arrangements, financial penalties and damage to Medco’s reputation.

Legislative or regulatory initiatives that restrict or prohibit the PBM industry’s ability to use patient identifiable medical information could limit our ability to use information that is critical to the operation of our business.

Many of our products and services rely on our ability to use patient identifiable information in various ways. In addition to electronically reviewing hundreds of millions of prescriptions each year, we collect and process confidential information through many of our programs and alliances, including RationalMed and point-of-care initiatives. There is currently substantial regulation at the federal and state levels addressing the use and disclosure of patient identifiable medical and other information. Sanctions for failing to comply with standards issued pursuant to state or federal statutes or regulations include criminal penalties and civil sanctions. See Part I, Item 1, “Business — Government Regulation,” to our Annual Report on Form 10-K for the fiscal year ended December 29, 2007. These and future regulations and legislation that severely restrict or prohibit our use of patient identifiable medical and other information could limit our ability to use information that is critical to the operation of our business. If we violate a patient’s privacy or are found to have violated any state or federal statute or regulation with regard to the confidentiality, dissemination or use of patient medical information, we could be liable for significant damages, fines or penalties.

Our specialty pharmacy business is highly dependent on our relationships with a limited number of biopharmaceutical suppliers and the loss of any of these relationships could significantly impact our ability to sustain or increase our revenues.

We derive a substantial percentage of our specialty pharmacy segment revenue and profitability from our relationships with Biogen Idec, Inc., Genzyme Corporation, GlaxoSmithKline, Inc., MedImmune, Inc., Genentech, Inc. and Baxter Healthcare Corporation. The majority of the IVIG (intravenous immunoglobulin) and blood clotting factor products dispensed through our specialty pharmacy business was purchased from Baxter Healthcare Corporation.

Our agreements with these suppliers may be short-term and cancelable by either party without cause on 60 to 365 days prior notice. These agreements may limit our ability to distribute competing drugs, or provide services related to competing drugs, during the term of the agreement, while allowing the supplier to distribute through channels other than us. Further, these agreements provide that pricing and other terms of these relationships be periodically adjusted for changing market conditions or required service levels. Any termination or modification to any of these relationships could have an adverse effect on a portion of our business, financial condition and results of operations.

Our ability to grow our specialty pharmacy business could be limited if we do not expand our existing base of drugs or if we lose patients.

Our Specialty Pharmacy segment focuses on a limited number of complex and expensive drugs that serve small patient populations. Due to the limited patient populations that use the drugs that our specialty pharmacy business handles, our future growth is dependent on expanding our base of drugs. Further, a loss of patient base or reduction in demand for any reason of the drugs we currently handle could have a material adverse effect on a significant portion of our specialty pharmacy business, financial condition and results of operations.

Our specialty pharmacy business, Medicare Part D offerings and certain revenues from diabetes testing supplies expose us to increased credit risk.

Our specialty pharmacy business is funded through medical benefit coverage, the majority of which is provided by private insurers, as well as reimbursement by government agencies. These specialty pharmacy claims are generally for very high-priced medicines, and collection of payments from insurance companies, members and other payors generally takes substantially longer than for those claims administered through a PBM benefit. Because of the high cost of these claims, and the nature of the medical benefit coverage determination process, these accounts receivable are characterized by higher risk in collecting the full amounts due.

Our Medicare Part D product offering requires premium payments from members for the ongoing benefit, as well as amounts due from CMS. As a result of the demographics of the consumers covered under the program and the complexity of the calculations for amounts due from CMS, these accounts receivable are subject to realization risk in excess of what is experienced in the core PBM business.

Revenues from the sale of our diabetes testing supplies under the Liberty brand depend on the continued availability of reimbursement by government and private insurance plans. The government’s Medicare regulations are complex and as a result, the collection process is time consuming and typically involves the submission of claims to multiple payors whose payment of claims may be contingent upon the payment of another payor. Because of the coordination with multiple payors and the complexity in determining reimbursable amounts, these accounts receivable have higher risk in collecting the full amounts due.

As a result of these risks, we may be required to record bad debt expenses that may impact results of operations and liquidity.

Changes in industry pricing benchmarks could adversely affect our financial performance.

Contracts in the prescription drug industry generally use certain published benchmarks to establish pricing for prescription drugs. These benchmarks include average wholesale price, which is referred to as “AWP,” average selling price, which is referred to as “ASP,” and wholesale acquisition cost, which is referred to as “WAC.” Most of Medco’s PBM client contracts currently utilize the AWP standard.

Recent events have raised uncertainties as to whether payors, pharmacy providers, PBMs and others in the prescription drug industry will continue to utilize AWP as it has previously been calculated, or whether other pricing benchmarks will be adopted for establishing prices within the industry. Specifically, in the proposed settlement in the case of New England Carpenters Health Benefits Fund, et al. v. First DataBank, et al., a civil class action case brought against McKesson Corporation and First DataBank (“FDB”), which is one of several companies that report data on prescription drug prices, FDB had agreed to reduce the reported AWP of certain drugs by four percent at a future time as contemplated by the settlement. In January 2008, the court declined to approve this settlement, although a revised settlement may be submitted to the court. Over 90% of Medco’s client contracts contain terms that Medco believes will enable it to mitigate any adverse effects of this kind of settlement.

Legislation may lead to changes in the pricing for Medicare and Medicaid programs. See Part I, Item 1, “Business — Government Regulation — Legislation and Regulation Affecting Drug Prices and Potentially Affecting the Market for Prescription Benefit Plans and Reimbursement for Durable Medical Equipment,” to our Annual Report on Form 10-K for the fiscal year ended December 29, 2007. At least one Medicaid program has adopted, and other Medicaid programs, some states and some commercial payors may adopt, those aspects of the Act that either result in or appear to result in price reductions for drugs covered by such programs. Adoption of ASP in lieu of AWP as the measure for determining reimbursement by state Medicaid programs for the drugs sold in our specialty pharmacy business could materially reduce the revenue and gross margins of this business.

The terms and covenants relating to our existing indebtedness could adversely impact our financial performance.

Like other companies that incur debt, we are subject to risks normally associated with debt financing, such as the insufficiency of cash flow to meet required debt service payment obligations and the inability to refinance existing indebtedness. Our credit facilities, accounts receivable financing facility and the indenture governing our senior notes contain customary restrictions, requirements and other limitations on our ability to incur indebtedness, including a maximum total debt-to-EBITDA ratio. Our continued ability to borrow under our credit facilities and accounts receivable financing facility is subject to our compliance with such financial and other covenants. If we fail to satisfy these covenants, we would be in default under the credit facilities, accounts receivable financing facility and/or indenture, and may be required to repay such debt with capital from other sources. Under such circumstances, other sources of capital may not be available to us, or be available only on unattractive terms.

In addition, as of December 29, 2007, we had outstanding borrowings of approximately $3.2 billion that are impacted by variable interest rates. Increases in interest rates on variable rate indebtedness would increase our interest expense and could adversely affect our results of operations.

Prescription volumes may decline, and our net revenues and profitability may be negatively impacted, if products are withdrawn from the market, if prescription drugs transition to over-the-counter products, or if increased safety risk profiles of specific drugs result in utilization decreases.

We dispense significant volumes of brand-name and generic drugs from our mail-order pharmacies and through our network of retail pharmacies. These volumes are the basis for our net revenues and profitability. When increased safety risk profiles of specific drugs or classes of drugs result in utilization decreases, physicians may cease writing or reduce the numbers of prescriptions written for these drugs. Additionally, negative press regarding drugs with higher safety risk profiles may result in reduced consumer demand for such drugs. On occasion, products are withdrawn by their manufacturers. In cases where there are no acceptable prescription drug equivalents or alternatives for these prescription drugs, our volumes, net revenues, profitability and cash flows may decline.

We may be subject to liability claims for damages and other expenses that are not covered by insurance.

Our product and professional liability insurance policies are expected to cover individual claims of up to $85 million. Because of the difficulty in obtaining commercial insurance coverage, as well as its high cost, our retained liability has been established at levels that require certain self-insurance reserves to cover potential claims. We currently process any claims that are included in self-insured retention levels through a captive insurance company. A successful product or professional liability claim in excess of our insurance coverage could harm our financial condition and results of operations. We believe that the claims described in Note 14, “Commitments and Contingencies,” to our consolidated financial statements included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 29, 2007 are unlikely to be covered by insurance.

The success of our business depends on maintaining a well-secured pharmacy operation and technology infrastructure and failure to execute could adversely impact our business.

We are dependent on our infrastructure, including our information systems, for many aspects of our business operations. A fundamental requirement for our business is the secure storage and transmission of personal health information and other confidential data. Our business and operations may be harmed if we do not maintain our business processes and information systems, and the integrity of our confidential information. Although we have developed systems and processes that are designed to protect information against security breaches, failure to protect such information or mitigate any such breaches may adversely affect our operations. Malfunctions in our business processes, breaches of our information systems or the failure to maintain effective and up-to-date information systems could disrupt our business operations, result in customer and member disputes, damage our reputation, expose us to risk of loss or litigation, result in regulatory violations, increase administrative expenses or lead to other adverse consequences.

Currently, our automated pharmacies in Willingboro, New Jersey and Las Vegas, Nevada together dispense over 90% of our mail-order prescriptions. Our data center, located in Fair Lawn, New Jersey, provides primary support for all applications and systems required for our business operations, including our integrated prescription claims processing, billing, communications and mail-order systems. These facilities depend on local infrastructure and on the uninterrupted operation of our computerized dispensing systems and our electronic data processing systems. Significant disruptions at any of these facilities due to failure of our technology or any other failure or disruption to these systems or to the infrastructure due to fire, electrical outage, natural disaster, acts of terrorism or malice or some other catastrophic event could, temporarily or indefinitely, significantly reduce, or partially or totally eliminate, our ability to process and dispense prescriptions and provide products and services to our clients and members.

We could be required to record a material non-cash charge to income if our recorded intangible assets or goodwill are impaired, or if we shorten intangible asset useful lives.

We have over $2.9 billion of recorded intangible assets, net, on our consolidated balance sheet as of December 29, 2007. For our PBM segment, our intangible assets primarily represent the value of client relationships that was recorded upon our acquisition in 1993 by Merck, and to a lesser extent, intangible assets recorded upon our acquisition of PolyMedica in 2007, including the value of the Liberty trade name, which is indefinite-lived, and customer relationships. For our Specialty Pharmacy segment, we have intangible assets recorded primarily from our acquisition of Accredo in 2005. Under current accounting rules, definite-lived intangible assets are amortized over their useful lives. These assets may become impaired with the loss of significant clients or biopharmaceutical manufacturer contracts. For definite-lived intangible assets, if the carrying amount of the assets exceeds the undiscounted pre-tax expected future cash flows from the lowest appropriate asset grouping, we would be required to record a non-cash impairment charge to our statement of income in the amount the carrying value of these assets exceeds the discounted expected future cash flows. In addition, while the definite-lived intangible assets may not be impaired, the useful lives are subject to continual assessment, taking into account historical and expected losses of relationships that were in the base at time of acquisition. This assessment may result in a reduction of the remaining weighted average useful life of these assets, resulting in potentially significant increases to non-cash amortization expense that is charged to our consolidated statement of income, which could have a material adverse effect on our earnings. Our indefinite-lived intangible will be reviewed for impairment annually or more frequently if a change in events warrants such a review by comparing its carrying amount to its fair value. An impairment charge would be recorded for the excess of the carrying value over the fair value of the indefinite-lived intangible and this non-cash impairment charge could have a material adverse effect on our earnings.

We also have recorded goodwill of $6.2 billion on our consolidated balance sheet as of December 29, 2007. Goodwill is also assessed for impairment annually for each of our segments’ reporting units. This assessment includes comparing the fair value of each reporting unit to the carrying value of the assets assigned to that reporting unit. If the carrying value of the reporting unit were to exceed our estimate of fair value of the reporting unit, we would then be required to estimate the fair value of the individual assets and liabilities within the reporting unit to ascertain the amount of goodwill impairment. If we determine that our fair value is less than our book value, we could be required to record a non-cash impairment charge to our statement of income, which could have a material adverse effect on our earnings.

Changes in reimbursement rates, including competitive bidding for durable medical equipment suppliers, could negatively affect our PolyMedica diabetes testing supplies revenues and profits under our Liberty brand.

The majority of our revenues under our Liberty brand depend on the continued availability of reimbursement by government and private insurance plans. Any reduction in Medicare or other government program or private plan reimbursements currently available for our products would reduce our revenues. Without a corresponding reduction in the cost of such products, our profits would also be reduced. Additionally, our profits could be affected by the imposition of more stringent regulatory requirements for Medicare or other government program reimbursement or adjustments to previously reimbursed amounts.

The Act provides for a program for competitive bidding of certain durable medical equipment items, which includes diabetes testing supplies. Beginning July 1, 2008, diabetes testing supplies delivered by mail will be bid only in 10 competitive bid areas. CMS intends to expand the entire competitive bidding program and may specifically implement a national or regional mail-order program for diabetes testing supplies in 2010, which could affect a substantial portion of PolyMedica’s diabetes patient base. Only winning mail-order diabetes testing supply bidders will be allowed to provide competitively bid items by mail to patients whose primary residence is in a competitively bid area. Competitive bidding could cause our operating results to be negatively affected through a combination of lower reimbursement rates for competitively bid items and/or our failure to secure status as a contracted supplier.

The Act provides CMS additional authority, beginning in 2009, to use pricing information it gathers during the initial competitive bidding phases for the purposes of establishing reimbursement rates in geographic areas not subject to competitive bidding. CMS intends to issue further guidance on whether and then how it intends to use this Inherent Reasonableness authority through the formal rule making process. Our operating results could be negatively affected if CMS uses this authority to impose lower reimbursement rates in geographic areas that would otherwise have been excluded from the impact of competitive bidding.

Anti-takeover provisions of the Delaware General Corporation Law (“DGCL”), our certificate of incorporation and our bylaws could delay or deter a change in control and make it more difficult to remove incumbent officers and directors.

Our certificate of incorporation and bylaws and various provisions of the DGCL may make it more difficult to effect a change of control of our company or remove incumbent officers and directors. The existence of these provisions may adversely affect the price of our common stock, discourage third parties from making a bid to acquire our company or reduce any premium paid to our shareholders for their common stock. Our Board of Directors has authority to issue up to 10,000,000 shares of “blank check” preferred stock and to attach special rights and preferences to this preferred stock. The issuance of this preferred stock may make it more difficult for a third party to acquire control of us.

Our Board of Directors is divided into three classes as nearly equal in size as possible with staggered three-year terms. This classification of our Board of Directors could have the effect of making it more difficult for a third party to acquire our company or of discouraging a third party from acquiring control of our company because it will generally make it more difficult for shareholders to replace a majority of the directors. On May 24, 2007, our shareholders approved a proposal to amend the Company’s certificate of incorporation to de-stagger our Board of Directors and provide for the phase-in of the annual election of directors over a three-year period, and therefore all directors will be elected annually beginning at the annual meeting in 2010. In addition, it is not possible to remove a director except for cause and only by a vote of holders of at least 80% of the voting power of our outstanding shares of stock.

Additionally, as a result of our ownership of insurance companies, a third party attempting to effect a change of control of our company may be required to obtain approval from the applicable state insurance regulatory officials. The need for this approval may discourage third parties from making a bid for our company or make it more difficult for a third party to acquire our company, which may adversely affect the price of our common stock.

The indenture does not restrict the amount of additional debt that we may incur.

The indenture under which the notes will be issued does not place any limitation on the amount of unsecured debt that we may incur. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn.

If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

The notes are new issues of securities for which there currently is no established trading market. We do not intend to list either series of notes on a national securities exchange. While the underwriters of the notes have advised us that they intend to make a market in the notes, the underwriters will not be obligated to do so and may stop their market at any time. No assurance can be given:

•	that a market for either series of notes will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell your notes or the price at which you may be able to sell your notes.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. If we experience a Change of Control Triggering Event, there can be no assurance that we would have a sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of the Notes — Repurchase at the Option of Holders Upon Change of Control Triggering Event.”

USE OF PROCEEDS

We estimate the net proceeds to us from this offering will be $      , after deducting underwriting discounts and commissions and offering expenses of $      payable by us. We intend to use the net proceeds from this offering to repay borrowings under our senior unsecured revolving credit facility used to fund the acquisition of PolyMedica, which was described in Part II, Item 7 of in our Annual Report on Form 10-K for the fiscal year ended December 29, 2007 filed on February 19, 2008.

CAPITALIZATION OF MEDCO

The following table sets forth our consolidated short-term debt and capitalization, as of December 29, 2007, (i) on an actual basis, and (ii) as adjusted to give effect to the sale of the notes and the use of net proceeds to repay borrowings under our senior unsecured revolving credit facility used to fund the acquisition of PolyMedica. See “Use of Proceeds.”

You should read this table in conjunction with our consolidated financial statements and the notes thereto, which are incorporated by reference in this prospectus supplement and accompanying prospectus.

	At December 29, 2007
		As
	Actual	Adjusted

Short-term debt:
Accounts receivable financing facility	$600.0

Long-term debt:
Senior unsecured revolving credit facility(1)	$1,400.0
Senior unsecured term loan	1,000.0
7.25% senior notes due 2013, net of unamortized discount of $2.6	497.4
Fair value adjustment for interest rate swap agreements	(3.0)
Notes due 2013 offered hereby	—
Notes due 2018 offered hereby	—
Unamortized discount on new notes	—

Total long-term debt	$2,894.4

Stockholders’ equity:
Common stock	6.4
Additional paid-in capital	7,553.0
Retained earnings	2,826.4
Accumulated other comprehensive income	6.4
Treasury stock, at cost	(3,516.9)

Net stockholders’ equity	6,875.3

Total capitalization	$9,769.7

(1)	As of March 10, 2008, the outstanding balance under the senior unsecured revolving credit facility was $1,800 million.

DESCRIPTION OF THE NOTES

We are offering $     aggregate principal amount of our     % Notes due 2013 and $     aggregate principal amount of our     % Notes due 2018. The Notes due 2013 and the Notes due 2018 will each constitute a separate series of debt securities described in the accompanying prospectus. This description supplements, and to the extent inconsistent therewith, replaces the descriptions of the general terms and provisions contained in “Description of Debt Securities” in the accompanying prospectus.

Each series of notes is governed by the indenture dated March   , 2008 entered into with U.S. Bank Trust National Association, as trustee. The indenture and its associated documents, including the notes, contain the full legal text of the matters described in this section. The indenture and the notes are governed by New York law.

The following description of the material provisions of the indenture and the notes is a summary only. More specific terms, as well as the definitions of relevant terms, can be found in the indenture, the Trust Indenture Act of 1939, which is applicable to the indenture, and the notes. We have also included references in parentheses to certain sections of the indenture. Because this section is a summary, it does not describe every aspect of the notes. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of certain terms used in the indenture.

We urge you to read the indenture because it, not the summaries below, defines your rights. You may obtain a copy of the indenture from us without charge. See the section entitled “Where You Can Find More Information” in the accompanying prospectus.

General

The notes will be our general, unsecured obligations and will rank equally with all our existing and future unsecured and unsubordinated indebtedness.

The Notes due 2013 will be initially limited to $        aggregate principal amount and the Notes due 2018 will be initially limited to $        aggregate principal amount. We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional debt securities of either series of notes having the same terms (except for the issue date, the public offering price and the first interest payment date) and ranking equally and ratably with the Notes due 2013 or the Notes due 2018, as the case may be, in all respects. Any additional debt securities having such similar terms, together with the Notes due 2013 or the Notes due 2018 offered hereby, as the case may be, will constitute a single series of securities under the indenture. No additional notes may be issued if an event of default has occurred and is continuing with respect to such series of notes.

The notes will not be entitled to any sinking fund, which means that the indenture does not require us to redeem or retire the notes periodically.

Principal, any premium and interest on the notes will be payable, and the notes may be presented for registration of transfer and exchange, at the office of the registrar or another office or agency of the Company as determined by us. At our option, payment of interest may be made by check mailed to the holders at the addresses appearing in the registry books maintained by the registrar for the notes.

For purposes of the indenture, “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

The Notes due 2013

The Notes due 2013 will mature on          , 2013. The Notes due 2013 will bear interest at the rate per annum shown on the front cover of this prospectus supplement from          , 2008, payable semi-annually in arrears on           and           of each year, commencing          , 2008. Interest on the Notes due 2013 will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date or the maturity date with respect to the Notes due 2013 falls on a day that is not a business day, the payment will be made on the next business day as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date or the maturity date, as the case may be, to the date the payment is made. If the date of maturity for the Notes due 2013 is not a business day, payment of principal and interest on the Notes due 2013 will be made on the following day that is a business day and no interest will accrue for the period from and after such date of maturity. Interest on the Notes due 2013 will be paid to the person in whose name that note was registered at the close of business on the fifteenth calendar day, whether or not a business day, prior to the applicable interest payment date.

The Notes due 2018

The Notes due 2018 will mature on          , 2018. The Notes due 2018 will bear interest at the rate per annum shown on the front cover of this prospectus supplement from          , 2008, payable semi-annually in arrears on           and           of each year, commencing          , 2008. Interest on the Notes due 2018 will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date or the maturity date with respect to the Notes due 2018 falls on a day that is not a business day, the payment will be made on the next business day as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date or the maturity date, as the case may be, to the date the payment is made. If the date of maturity for the Notes due 2018 is not a business day, payment of principal and interest on the Notes due 2018 will be made on the following day that is a business day and no interest will accrue for the period from and after such date of maturity. Interest on the Notes due 2018 will be paid to the person in whose name that note was registered at the close of business on the fifteenth calendar day, whether or not a business day, prior to the applicable interest payment date.

Optional Redemption

We may, at our option, at any time and from time to time redeem all or any portion of the notes at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the Make-Whole Amount (as defined below) for the notes to be redeemed.

As used herein:

“Make-Whole Amount” means the sum, as determined by a Quotation Agent (defined below), of the present values of the principal amount of the notes to be redeemed, together with scheduled payments of interest (exclusive of interest to the redemption date) from the redemption date to the stated maturity of the notes discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate (defined below), plus accrued and unpaid interest on the principal amount of the notes being redeemed to the redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (as defined below) (if no maturity is within three months before or after the remaining term of the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third business day preceding the redemption date, plus (a) with respect to the Notes due 2013,     %, and (b) with respect to the Notes due 2018,     %.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to the stated maturity of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, the Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by us.

“Reference Treasury Dealer” means either of Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC or Barclays Capital Inc., and their respective successors or any other primary United States Government securities dealers selected by us; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer (a “primary treasury dealer”), the Company shall substitute another primary treasury dealer for the reference treasury dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by a Reference Treasury Dealer, of the bid and asking prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

If we are redeeming less than all the notes at any time, the trustee will select the notes to be redeemed using a method it considers fair and appropriate.

We will redeem the notes in increments of $1,000. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of the notes to be redeemed at its registered address.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a Note in principal amount equal to the unredeemed portion of the original Note in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption will become due on the date fixed for redemption. On or after the redemption date, interest will cease to accrue on the notes or portions of them called for redemption.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed.

On and after any redemption date (unless we default in the payment of the redemption price and accrued interest) interest will cease to accrue on the notes called for redemption.

Repurchase upon Change of Control Triggering Event

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes as described under “Optional Redemption,” each holder of notes will have the right to require us to purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail, a notice to each holder of notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of notes electing to have notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the assets of Medco and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Medco to repurchase its notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of Medco and its subsidiaries taken as a whole to another “person” may be uncertain.

“Below Investment Grade Rating Event” means the notes are rated below an Investment Grade Rating by each of the Rating Agencies (as defined below) on the 60th day following the occurrence of a Change of Control (which date shall be extended if the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies on such 60th day, such extension to last until the date on which the Rating Agency considering such possible downgrade either (x) rates the notes below an Investment Grade Rating or (y) publicly announces that it is no longer considering the notes for possible downgrade; provided, that no such extension shall occur if any of the Rating Agencies rates the notes with an Investment Grade Rating that is not subject to review for possible downgrade on such 60th day).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person, other than to Medco or one of its subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

(4) the first day on which a majority of the members of the board of directors of Medco cease to be Continuing Directors; or

(5) the adoption of a plan relating to the liquidation or dissolution of Medco.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act. “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of Medco who:

(1) was a member of such Board of Directors on the date of the issuance of the notes; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of Medco’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch, Inc. and its successors.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or, in each case, if such Rating Agency ceases to make a rating of the notes publicly available, the equivalent investment grade credit rating by the replacement agency selected by us in accordance with the procedures described below.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to make a rating of the notes publicly available, a “nationally recognized statistical rating organization,” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any specified “person” as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Restrictive Covenants

The restrictions on our ability to create or incur secured indebtedness described in the accompanying prospectus under “Description of Debt Securities — Restrictions on Liens” and to enter into certain sale and leaseback transactions described in the accompanying prospectus under “Description of Debt Securities — Restrictions on Sale and Leasebacks” will be applicable to the notes.

Book-Entry System; Delivery and Form

Upon issuance, each series of notes will be represented by one or more fully registered global certificates, each of which we refer to as a global security. Each global note will be deposited with or on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee in accordance with the FAST Balance Certificate Agreement between DTC and the trustee. Unless and until it is exchanged in whole or in part for notes in definitive form, no global security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. Beneficial interests in a global note will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in a global note through either DTC (in the United States) or Clearstream Banking (“Clearstream”), société anonyme, or Euroclear Bank S.A./N.V. (“Euroclear”), as operator of the Euroclear System (in Europe) (the “Euroclear Operator”), either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC. Citibank, N.A. will act as the U.S. depositary for Clearstream, and JPMorgan Chase Bank, N.A. will act as the U.S. depositary for Euroclear.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

•	The rules applicable to DTC and its participants are on file with the SEC.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters for this offering. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear Operator under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers, dealers, and other professional financial intermediaries and may include the underwriters for this offering. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, directly or indirectly.

The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of Medco, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of that global note; and

•	ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

Purchases of the notes under DTC’s system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The beneficial ownership interest of each actual purchaser of each note is in turn to be recorded on the direct and indirect participants’ respective records. Beneficial owners will not receive written confirmation from the depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interest in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in notes except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited with DTC by participants in DTC will be registered in the name of DTC’s nominee. The deposit of the notes with DTC and their registration in the name of DTC’s nominee effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note.

Neither DTC nor DTC’s nominee will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to Medco as soon as possible after the record date. The omnibus proxy assigns DTC’s nominee’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy). Neither Medco nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by a global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments. Accordingly, neither Medco, the underwriters nor the trustee has or will have any responsibility or liability for the payment of these amounts to owners of beneficial interests in the global note, including principal, premium, if any, liquidated damages, if any, and interest.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). If the transaction meets its settlement requirements, the relevant European international clearing system will deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us. Under such circumstances and in the event that a successor securities depository is not obtained, certificates for the notes are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered.

UNITED STATES TAXATION

This section describes the material United States federal income tax consequences of owning the notes we are offering. It is the opinion of Sullivan & Cromwell LLP, counsel to Medco. It applies to you only if you acquire notes in the offering at the offering price and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns notes that are a hedge or that are hedged against interest rate risks,

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

If you purchase notes at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “United States Alien Holders” below.

Payments of Interest.  You will be taxed on interest on your note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Purchase, Sale and Retirement of the Notes.  Your tax basis in your note generally will be its cost. You will generally recognize capital gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest, and your tax basis in your note. Capital gain of a noncorporate United States holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a note and are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

If you are a United States holder, this subsection does not apply to you.

This discussion assumes that the note is not subject to the rules of Section 871(h)(4)(A) of the Internal Revenue Code, relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party.

Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a note:

•	we and other U.S. payors generally will not be required to deduct United States withholding tax from payments of principal, premium, if any, and interest to you if, in the case of payments of interest:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Medco entitled to vote,

•	you are not a controlled foreign corporation that is related to Medco through stock ownership, and

•	the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

•	you have furnished to the U.S. payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are (or, in the case of a United States alien holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) a non-United States person,

•	in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as the beneficial owner of the payment for United States federal income tax purposes and as a non-United States person,

•	the U.S. payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

•	a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

•	a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

•	a U.S. branch of a non-United States bank or of a non-United States insurance company,

and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the notes in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

•	the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

•	certifying to the U.S. payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

•	to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form, or

•	the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the notes in accordance with U.S. Treasury regulations, and

•	no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your note.

Further, a note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Medco entitled to vote at the time of death and

•	the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.

Backup Withholding and Information Reporting

In general, if you are a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal, any premium and interest on your note. In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your note before maturity within the United States. Additionally, backup withholding will apply to any payments, if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

In general, if you are a United States alien holder, payments of principal, premium or interest, made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “United States Alien Holders” are satisfied or you otherwise establish an exemption. However, we and other payors are required to report payments of interest on your notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of notes effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

•	the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

•	an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or

•	other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

In general, payment of the proceeds from the sale of notes affected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale affected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes affected at a United States office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of notes affected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes affected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

UNDERWRITING

Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC and Barclays Capital Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

	Principal Amount	Principal Amount
	of Notes due 2013	of Notes due 2018

Citigroup Global Markets Inc.	$	$
J.P. Morgan Securities Inc.
Banc of America Securities LLC
Barclays Capital Inc.

Total	$	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to certain conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering prices less a concession not to exceed     % of the principal amount of the Notes due 2013 and     % of the principal amount of the Notes due 2018. The underwriters may allow, and dealers may reallow, a concession not to exceed     % of the principal amount of the Notes due 2013 and     % of the principal amount of the Notes due 2018 on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering prices and concessions.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Us

Per 2013 Note	%
Per 2018 Note	%

In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market prices of the notes. They may also cause the prices of the notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters and their affiliates have provided various investment and commercial banking services for us from time to time for which they have received customary fees and expenses, including participating as lenders under our revolving credit facilities. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Because more than 10% of the net proceeds of this offering is being paid to affiliates of the underwriters to repay borrowings under our senior unsecured revolving credit facility, this offering will be made in compliance with Rule 2710(h) of the FINRA Conduct Rules.

Selling Restrictions

Each of the underwriters, severally and not jointly, has represented and agreed that it has not and will not offer, sell, or deliver any of the notes, directly or indirectly, or distribute this prospectus supplement or the attached prospectus or any other offering material relating to the notes, in any jurisdiction except under circumstances that will result in compliance with applicable laws and regulations and that will not impose any obligations on us except as set forth in the underwriting agreement.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an overage of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters; or

(d)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the issuer or any underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an offer of notes to the public in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 (financial promotion) of the Financial Service and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which section 21(1) of the FSMA does not apply to such underwriter or us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from, or otherwise involving the United Kingdom.

VALIDITY OF THE NOTES

The validity of the notes offered hereby and certain matters relating thereto will be passed upon on behalf of Medco by Sullivan & Cromwell LLP, New York, New York, counsel to the Company, and for the Underwriters by Mayer Brown LLP, Chicago, Illinois.

PROSPECTUS

Medco Health Solutions, Inc.

DEBT SECURITIES
PREFERRED STOCK
COMMON STOCK
WARRANTS
PURCHASE CONTRACTS
UNITS

We may offer from time to time common stock, preferred stock, debt securities, warrants, purchase contracts or units. The securities we may offer may be convertible into our other securities. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus. In addition, this prospectus may be used to offer securities for the account of persons other than us.

This prospectus provides information about us and describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered, and any other information relating to a specific offering, will be set forth in a supplement to this prospectus, which may be filed separately or included in a post-effective amendment to the Registration Statement, or may be set forth in one or more documents incorporated by reference in this prospectus.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common stock is traded on the New York Stock Exchange under the symbol “MHS.”

You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities.

Investing in these securities involves certain risks. To read about certain factors you should consider before buying any of the securities, see the “Risk Factors” section in our most recent annual report on Form 10-K, which is incorporated by reference herein, as well as in any other recently filed quarterly or current reports and, if any, in the relevant prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 12, 2008

ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities described in this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. We urge you to read carefully both this prospectus and any prospectus supplement accompanying this prospectus, together with the information incorporated herein by reference under the heading “Where You Can Find Additional Information,” before deciding whether to invest in any of the securities being offered.

We have not authorized anyone to give any information or to make any representation different from or in addition to that contained or incorporated by reference in this prospectus and any accompanying supplement to this prospectus. Therefore, if anyone does give you information of this type, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the debt securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. Therefore, you should not assume that the information contained in this prospectus or any accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

Unless the context otherwise requires, references to “Medco,” “us,” “we” or “our” in this prospectus mean Medco Health Solutions, Inc., and do not include the subsidiaries of Medco Health Solutions, Inc.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, as well as proxy statements and other information, with the Securities and Exchange Commission (SEC). You may read and copy any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the

SEC are also available to the public through the SEC’s website at www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s Internet site.

Incorporation of Certain Information by Reference

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information, as well as the information included in this prospectus. We incorporate by reference the documents listed below and all documents which we subsequently file with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC rules) pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until the termination of the offering of the securities under this prospectus are sold:

(a) Annual Report on Form 10-K for the fiscal year ended December 29, 2007;

(b) Annual Proxy Statement dated April 16, 2007;

(c) Current Report on Form 8-K dated January 30, 2008; and

(d) The description of our common stock contained in Amendment No. 5 to our Registration Statement on Form 10, filed on August 7, 2003, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended.

You may obtain any of the documents incorporated by reference from the SEC or the SEC’s website as described above. In addition, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the reports or documents referred to above that have been incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from the Secretary of Medco, 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417. Our telephone number at that address is 201-269-3400. Except for the documents specifically incorporated by reference into this prospectus, information contained on Medco’s website or that can be accessed through its website does not constitute a part of this prospectus.

MEDCO HEALTH SOLUTIONS, INC.

We are the nation’s leading pharmacy benefit manager based on net revenues. Medco’s prescription drug benefit programs are designed to drive down the cost of pharmacy healthcare for private and public employers, health plans, labor unions and government agencies of all sizes, and for individuals served by the Medicare Part D Prescription Drug Program (“Medicare Part D”). We provide sophisticated traditional and specialty prescription drug benefit programs and services for our clients and members. Our business model requires collaboration with retail pharmacies, physicians, the Centers for Medicare & Medicaid Services for Medicare, and particularly in specialty pharmacy, collaboration with state Medicaid agencies, and other payors such as insurers. Our programs and services help control the cost and enhance the quality of prescription drug benefits. We accomplish this by providing pharmacy benefit management (“PBM”) services through our national networks of retail pharmacies and our own mail-order pharmacies, as well as through our Specialty Pharmacy segment, Accredo Health Group, which became the nation’s largest specialty pharmacy based on revenues with our 2005 acquisition of Accredo Health, Incorporated (“Accredo”). In 2007, we introduced the Medco Therapeutic Resource Centers®, staffed with hundreds of pharmacists who are trained and certified in specific complex and chronic conditions and have expertise in the associated medications. The therapeutic resource center for diabetes was augmented with the 2007 acquisition of PolyMedica Corporation (“PolyMedica”), through which we became the largest diabetes pharmacy care practice based on covered patients.

Our clients are generally entities that provide prescription drug benefits to their underlying membership, such as members of their plan or their employees. When we use the term “mail order,” we mean Medco’s mail-order pharmacy operations, as well as Accredo’s specialty pharmacy operations.

Our innovative and flexible programs and services have enabled us to deliver effective drug trend management for our clients while, we believe, improving the quality of care for members. Our services focus on:

•	Offering the cost-saving and clinical advantages of mail order to our clients. Our clients benefit in the form of lower drug costs as a result of operating efficiencies yielded by our significant level of automation technology, the value from our scale in purchasing drugs at competitive discounts, and our ability to offer up to a 90-day supply of drugs as compared to a 30-day supply for most retail programs. Members benefit from the convenience of mail order, the greater days supply, and generally lower co-payment requirements.

•	Actively identifying opportunities to increase the use of lower-cost generic drugs as alternatives to brand-name medicines, particularly through mail order.

•	Offering a broad base of specialty medicines at competitive prices, and with a comprehensive service model designed to ensure patient safety, product integrity, and proper drug administration.

•	Enhancing formulary compliance through physician, client and member communications and education programs, including therapeutic brand-to-brand interchange programs. The use of multi-tiered co-payment and other cost-sharing payment structures, and the increased use of mail order further enhance formulary compliance. In addition, our new web-based tool called My Rx Choices provides members with a simplified and personalized menu of medication choices, including generics and preferred brand-name medications, based upon their personal drug benefit coverage. Higher levels of formulary compliance, combined with our overall scale, allow us to generate higher rebates on a per-prescription basis from brand-name pharmaceutical manufacturers. The majority of these rebates are currently shared with our clients, which contributes to client drug trend reduction.

•	Providing high quality clinical care to patients with chronic and complex conditions by providing access to specialized pharmacists that are experts in the treatment of specific conditions, through Medco’s Therapeutic Resource Centers. This service benefits the patients from an overall healthcare management perspective, and also assists them in making educated decisions regarding their prescription healthcare and associated costs.

•	Providing customized plan design. We also offer ongoing consulting services and model clinical and financial outcomes for clients based on a broad range of plan design and formulary choices. Our advanced information technologies allow our professionals to design with clients the plan structure that best meets the clients’ benefit cost objectives while providing an optimized benefit to members of the clients’ plans. These include EXPERxT Advisor®, an automated tool that provides real-time plan design modeling capability for our clients, as well as RationalMed®, through which medical data is integrated to effect better overall health outcomes for patients. Recognizing the diverse plan design and administrative needs of different payors, we are organized into customer groups designed to collaborate with clients and ensure we provide solutions that satisfy the industry-specific needs of our clients and their respective membership.

•	Providing Medicare Part D products to our clients and to individual Medicare-eligible consumers nationwide by offering services in support of their Prescription Drug Program (“PDP”) or federal subsidy, as well as through our own PDP offering.

•	Effectively managing drug utilization, a key factor in controlling drug trend, through a wide range of trend management tools, including drug utilization review programs and rules governing the conditions under which drugs are covered, consistent with the requirements established by our clients. We also have clinically-based programs that identify particular categories of questionable drug claims based on rules that our clients use for coverage criteria. These rules are designed to reduce unnecessary prescription use and monitor the potential for abuse.

Our principal executive offices are located at 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417, and our telephone number at that address is 201-269-3400. We maintain an Internet website at http://www.medco.com. Our website address is for general information only and is not intended to be an active link into this document. Except for the documents specifically incorporated by reference into this prospectus, information contained on our website or that can be accessed through our website does not constitute a part of this prospectus.

Medco Health Solutions, Inc. was formed as a limited liability company on August 26, 1996, but its predecessor was formed in 1983 and was acquired by Merck & Co., Inc (which is referred to in this document as Merck) in 1993. Medco converted from a limited liability company to a corporation on May 21, 2002 and was spun off by Merck as a separate publicly traded enterprise on August 19, 2003. All references to “we,” “us” and “our” in this section mean Medco Health Solutions, Inc. and its consolidated subsidiaries.

USE OF PROCEEDS

Unless otherwise specified in an applicable prospectus supplement, Medco will use the proceeds it receives from the offered securities for general corporate purposes, which could include working capital, capital expenditures, acquisitions, refinancing other debt or other capital transactions. Net proceeds of any offering may be temporarily invested prior to use. The application of proceeds will depend upon the funding requirements of Medco at the time and the availability of other funds.

RATIOS OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges and ratios of earnings to combined fixed charges and preferred dividends for each of the past five fiscal years are as follows:

	Dec. 29,		Dec. 30,		Dec. 31,		Dec. 25,		Dec. 27,
	2007		2006		2005		2004		2003

Ratio of earnings to fixed charges(1)	10.7	x	9.8	x	11.4	x	10.4	x	15.8	x

Ratio of earnings to combined fixed charges and preferred dividends(1)(2)	10.7	x	9.8	x	11.4	x	10.4	x	15.8x

(1)	The ratio was calculated by dividing the sum of the fixed charges into the sum of the earnings and fixed charges. In calculating this ratio, earnings include income before income taxes and fixed charges. Fixed charges include interest expense and one-third of all rent expense (considered representative of the interest factor).

(2)	We have no preferred stock outstanding.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. This section summarizes all the material terms of the debt securities that are common to all series unless otherwise indicated in an applicable prospectus supplement. Because this section is a summary, it does not describe every aspect of the debt securities and is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of some of the terms used in the indenture; the Trust Indenture Act of 1939, which is applicable to the indenture; and the notes. We describe the meaning for only some of the important terms. We also include references in parentheses to some sections of the indenture. When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether some or all of the general terms and provisions described in this prospectus apply to a particular series of debt securities.

Also, in this section, references to “holders” mean those who own debt securities registered in their own names, on the books that we or the applicable trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. When we refer to “you” in this prospectus, we mean all purchasers of the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities. Owners of beneficial interests in the debt securities should read the section below entitled “Legal Ownership and Book-Entry Issuance.”

General

We will issue the debt securities in one or more series under an indenture to be entered into between us and U.S. Bank Trust National Association, as trustee (the “Trustee”). The indenture is a contract between Medco and U.S. Bank Trust National Association, which will act as trustee. The indenture and its associated documents contain the full legal text of the matters described in this section. New York law will govern the indenture and the debt securities. The form of the indenture is an exhibit to our registration statement. See “Where You Can Find More Information” for information as to where you can obtain a copy.

We may issue as many distinct series of debt securities under the indenture as we wish. The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more series. The provisions of the indenture allow us not only to issue debt securities with terms different from those previously issued under the indenture, but also to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. We may issue debt securities in amounts that exceed the total amount specified on the cover of your prospectus supplement at any time without your consent and without notifying you. In addition we may offer debt securities, together with other debt securities, warrants, purchase contracts, preferred stock or common stock in the form of units, as described below under “Description of Units Medco May Offer.”

We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the specific series of debt securities will mature;

•	the rate or rates (which may be fixed or variable) per annum at which the debt securities will bear interest, if any, and the date or dates from which any such interest will accrue;

•	the dates on which such interest, if any, will be payable and the regular record dates for such interest payment dates;

•	the place or places where principal of (and any premium), and interest on, the debt securities will be payable;

•	any mandatory or optional sinking fund or analogous provisions or provisions for redemption at the option of the issuer;

•	if applicable, the date after which and the price at which, the periods within which, and the terms and conditions upon which the debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed and other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	if applicable, the terms and conditions upon which the debt securities may be repayable prior to final maturity at the option of the holder thereof (which option may be conditional);

•	the portion of the principal amount of the debt securities, if other than the entire principal amount thereof, payable upon acceleration of maturity thereof;

•	if the debt securities may be converted into or exercised or exchanged for our common stock or preferred stock or other of our securities or the debt or equity securities of third parties, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common stock or preferred stock or other securities or the debt or equity securities of third parties issuable upon conversion, exercise or exchange may be adjusted;

•	if other than denominations of $1,000 and any integral multiples thereof, the denominations in which the debt securities will be issuable;

•	the currency of payment of principal of, and any premium and interest on, the debt securities;

•	if the currency of payment of principal and any premium, and interest on the series of debt securities is subject to our election or that of a holder, the currency or currencies in which payment can be made and the period within which, and the terms and conditions upon which, the election can be made;

•	any index used to determine the amount of payments of principal of, or any premium or interest on, the debt securities;

•	any addition to, deletion from or change in the covenants set forth in the indenture which applies to Securities of the series; and

•	any other terms of the debt securities that are not inconsistent with the indenture. (Section 301)

Unless otherwise indicated in the prospectus supplement relating thereto, the debt securities will not be secured by any of our property or assets and will rank equally with all our existing and future unsecured and unsubordinated indebtedness. Accordingly, your ownership of debt securities means you are one of our unsecured creditors.

Unless otherwise indicated in the prospectus supplement relating thereto, the debt securities are to be issued as registered securities without coupons in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any transfer or exchange of debt securities within a series, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

Debt securities may be issued under the indenture as original issue discount securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other considerations applicable thereto will be described in the prospectus supplement relating thereto. As defined in the indenture, “original issue discount securities” means any debt securities which provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof. (Section 101)

The Indenture and the Trustee

The trustee has two main roles:

1. The trustee can enforce the rights of holders against us if we default on our obligations under the terms of the indenture or the debt securities. There are some limitations on the extent to which the trustee acts on behalf of holders, described below under “Events of Default and Notice Thereof.”

2. The trustee acts as registrar, paying agent and authenticating agent and performs administrative duties for us, such as sending interest payments and notices to holders, and transferring a holder’s debt securities to a new buyer if a holder sells.

Covenants

Except as described in this sub-section or as otherwise provided in the prospectus supplement with respect to any series of debt securities, we are not restricted by the indenture from incurring, assuming or becoming liable for any type of debt or other obligations, from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock. The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the indenture does not contain any covenants or other provisions that would limit our right to incur additional indebtedness, enter into any sale and leaseback transaction or grant liens on our assets. The indenture does not contain any provisions that would require us to repurchase or redeem or otherwise modify the terms of any of the debt securities upon a change in control or other events that may adversely affect the creditworthiness of the debt securities, for example, a highly leveraged transaction.

Unless otherwise indicated in the prospectus supplement, covenants contained in the indenture, which are summarized below, will be applicable to the series of debt securities to which the prospectus supplement relates so long as any of the debt securities of that series are outstanding.

Mergers and Similar Events

The indenture provides that we may not consolidate with or merge into any other person or sell, lease or transfer our assets substantially as an entirety, unless:

•	the person formed by such consolidation or into which we are merged or the person which acquires our assets is a person organized in the United States of America and expressly assumes the due and punctual payment of the principal of and interest on all the debt securities and the performance of every covenant of the indenture on our part;

•	immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have happened and be continuing; and

•	we have delivered to the trustee an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation or transfer and a supplemental indenture, if applicable, comply with the indenture and that all conditions precedent herein provided for relating to such transaction have been complied with.

Upon such consolidation, merger or sale, the successor corporation formed by such consolidation or into which we are merged or to which such sale is made will succeed to, and be substituted for, us under the indenture, and the predecessor corporation shall be released from all obligations and covenants under the indenture and the debt securities.

The indenture does not restrict, or require us to redeem or permit holders to cause redemption of, debt securities in the event of:

•	a consolidation, merger, sale of assets or other similar transaction that may adversely affect our creditworthiness or the successor or combined entity;

•	a change in control of us; or

•	a highly leveraged transaction involving us whether or not involving a change in control.

Accordingly, the holders of debt securities would not have protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders. The existing protective covenants applicable to the debt securities would continue to apply to us in the event of a leveraged buyout initiated or supported by us, our management, or any of our affiliates or their management, but may not prevent such a transaction from taking place.

Restrictions on Liens

The indenture provides that, if applicable to the series of debt securities, we will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any indebtedness secured by any Lien upon (1) any of our Principal Property or the Principal Property of any Restricted Subsidiary or (2) any Equity Interest of a Restricted Subsidiary, unless, in each case (1) or (2), the outstanding debt securities of such series shall be secured equally and ratably with (or prior to) such indebtedness secured by such Lien, except that the foregoing restrictions do not apply to indebtedness secured by:

(i) Liens on any assets, whether now owned or hereafter acquired, of Medco or of any of our Restricted Subsidiaries, securing indebtedness under any credit facility;

(ii) Liens on property or assets of a Person existing at the time such Person (a) is merged with or into or consolidated with Medco or any of its Subsidiaries or (b) otherwise becomes a Subsidiary of Medco; provided, that such Liens were in existence prior to such merger or consolidation or such Person’s becoming a Subsidiary and do not extend to any assets other than those of the Person merged into or consolidated with Medco or Medco’s Subsidiary;

(iii) Liens on property existing at the time of purchase, lease or other acquisition thereof, or to secure the payment of all or part of the purchase price of such property, or to secure debt incurred or guaranteed for the purpose of financing all or part of the purchase price of such property or construction or improvements thereon, which indebtedness is incurred or guaranteed prior to, at the time of, or within 180 days after the later of such acquisition, completion of such improvements or construction, or commencement of full operation of such property;

(iv) Liens existing on the date of the indenture;

(v) Liens for taxes, assessments, governmental charges, levies or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded;

(vi) Liens on receivables and related assets to reflect sales of receivables pursuant to a Receivables Program;

(vii) Liens securing hedging obligations;

(viii) Liens on our property or that of a Restricted Subsidiary in favor of the United States or any state or political subdivision thereof, or in favor of any other country or political subdivision thereof, created in connection with certain payments pursuant to any contract or statute or indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens (including, but not limited to, indebtedness secured by Liens incurred in connection with pollution control industrial revenue bond or similar financing);

(ix) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(x) Liens securing indebtedness or other obligations of a Subsidiary owing to Medco or a Restricted Subsidiary;

(xi) Liens to secure obligations under capital leases;

(xii) mechanics’ or other similar Liens;

(xiii) Liens arising out of litigation or judgments being contested;

(xiv) Liens in favor of the Company or any Restricted Subsidiary;

(xv) Liens permitted pursuant to Restrictions on Sale and Leasebacks;

(xvi) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in any of the foregoing clauses.

Notwithstanding the above, we or our Subsidiaries may, without securing the debt securities of such series, issue, assume or guarantee secured indebtedness which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the aggregate amount of indebtedness that would otherwise be subject to the foregoing restrictions then outstanding (not including (1) secured indebtedness permitted under the foregoing exceptions, (2) indebtedness that is secured equally and ratably with (or on a basis subordinated to) the debt securities of such series or (3) the debt securities of such series) does not exceed 15% of our Consolidated Net Tangible Assets as of the end of the previous fiscal year. (Section 1006).

Restrictions on Sale and Leasebacks

If applicable to a series of securities, sale and leaseback transactions of any Principal Property by us or any Restricted Subsidiary are prohibited unless:

(i) the Company or such Restricted Subsidiary would be entitled under the indenture to issue, assume or guarantee indebtedness secured by a Lien upon such Principal Property at least equal in amount to the Attributable Debt (as defined below) in respect of such transaction without equally and ratably securing the debt securities of such series, provided that such Attributable Debt shall thereupon be deemed to be debt subject to the provisions described above under “Restrictions on Liens”;

(ii) the Company applies an amount in cash equal to such Attributable Debt to the retirement of non-subordinated indebtedness of the Company or a Restricted Subsidiary within 180 days;

(iii) the Company applies an amount in cash equal to such Attributable Debt to the purchase of other property that will constitute Principal Property having a value at least equal to the net proceeds of the sale; or

(iv) the Company or that Restricted Subsidiary, as applicable, delivers to the Trustee for cancellation debt securities of such series in an aggregate principal amount at least equal to the net proceeds of the sale.

The restrictions described above do not apply to:

(i) transactions involving leases with a term of up to five years,

(ii) leases between the Company and a Subsidiary or between Subsidiaries, or

(iii) leases of any Principal Property entered into within 120 days after the later of the acquisition, completion of construction or commencement of full operation of such Principal Property.

Notwithstanding anything to the contrary in the indenture, we may enter into Sale and Leaseback Transactions that would not otherwise be permitted under the limitations described above if the sum of the aggregate amount of all of our indebtedness and the indebtedness of our Restricted Subsidiaries that is secured by Liens on any of our Principal Properties and the Principal Properties of any of our Restricted Subsidiaries (other than (1) indebtedness secured solely by liens permitted under Restrictions on Liens, (2) indebtedness that is secured equally and ratably with (or on a basis subordinated to) the debt securities of such series and (3) the debt securities of such series) and the aggregate amount of all our Attributable Debt and the Attributable Debt of our Restricted Subsidiaries with respect to all Sale and Leaseback Transactions outstanding at such time (other than Sale and Leaseback Transactions permitted by the indenture) would not exceed 15% of our Consolidated Net Tangible Assets. (Section 1009).

Definitions

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments (excluding, however, certain amounts required to be paid by such lessee during the remaining term of the lease included in such Sale and Leaseback Transaction). Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such lease, determined in accordance with GAAP.

“Consolidated Net Tangible Assets” means total assets (less accumulated depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under GAAP) after deducting therefrom (a) all current liabilities, (b) any item representing investments in Unrestricted Subsidiaries and (c) all goodwill, recorded intangible assets, trade names, trademarks, patents, unamortized debt discount, organization expenses and other like intangibles, all as set forth on the most recent balance sheet of such Person and its consolidated Restricted Subsidiaries and computed in accordance with GAAP.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, security interest or other encumbrance; provided that in no event shall an operating lease or any Uniform Commercial Code financing statement filed in respect thereof be deemed to constitute a Lien.

“Principal Property” means (a) the land, land improvements, buildings and fixtures (to the extent they constitute real property interests, including any leasehold interest therein) constituting the principal corporate office, any automated dispensing pharmacy, prescription processing center, call center, data center or office (whether now owned or hereafter acquired) which is owned by Medco or one of its Restricted Subsidiaries and is located in the United States, but no such property shall be deemed a Principal Property if its gross book value (before deducting accumulated depreciation) is less than 1% of Medco’s Consolidated Net Tangible Assets, and (b) any capital stock or indebtedness of any Restricted Subsidiary owning any such property; provided that “Principal Property” shall not include any facility that, in the opinion of Medco’s Board of Directors, is not of material importance to the total business conducted by Medco and its Restricted Subsidiaries, considered as a whole.

“Restricted Subsidiary” means a Subsidiary which owns or leases any Principal Property.

“Subsidiary” means a corporation, partnership or trust more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

Modification of the Indenture

There are three types of changes that can be made to the indenture and the debt securities:

•	Changes requiring holder approval. First, there are changes that cannot be made to debt securities without each holder’s specific approval. These types of changes are:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security (including the amount payable on an original issue discount debt security) following a default;

•	change the currency of payment on a debt security;

•	impair a holder’s right to sue for payment;

•	impair any right that a holder of a debt security may have to exchange or convert the debt security for or into other property;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; or

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture. (Section 902)

•	Changes requiring a majority vote. The second type of change to the indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the outstanding aggregate principal amount of the series of debt securities affected or, if so provided and to the extent permitted by the Trust Indenture Act of 1939 (Trust Indenture Act), of particular debt securities affected thereby. (Section 902) A vote of holders owning a majority of the principal amount of the particular series affected would also be required for us to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities listed in the first category described above under “Changes Requiring Your Approval” unless we obtain the consent of each holder to the waiver. (Sections 513 and 902)

•	Changes not requiring holder approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect in any material respect holders of the debt securities. (Section 901)

We may also make changes or obtain waivers that do not adversely affect in any material respect a particular debt security, even if they affect other debt securities. In those cases, we do not need to obtain the approval of the holder of that debt security; we need only obtain any required approvals from the holders of the affected debt securities.

Further Details Concerning Voting.  When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding, and therefore will not be eligible to vote on any matter, if we have given notice of redemption and deposited or set aside in trust for the holder’s money for the payment or redemption of the debt securities. Debt securities will also not be eligible to vote if they have been fully defeased as described below under “Defeasance — Full Defeasance.” (Section 1302)

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding securities that are entitled to vote or take other action under the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken, that vote or action may be taken only by persons who are holders of outstanding securities on the record date and must be taken within 180 days following the record date or a shorter period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 104)

Defeasance

The following discussion of full defeasance and covenant defeasance will be applicable to each series of debt securities that is denominated in U.S. dollars and has a fixed rate of interest and will apply to other series of debt securities if we so specify in the prospectus supplement. (Section 1301)

Full Defeasance

If there is a change in U.S. federal income tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities. This is called “full defeasance.” If we put in place the following other arrangements for holders to be repaid:

•	we deposit in trust for the benefit of all holders of the debt securities a combination of money and U.S. government notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	there is a change in U.S. federal income tax law or an Internal Revenue Service ruling that permits us to make the above deposit without causing the holders to be taxed on the debt securities any differently than if we did not make the deposit and simply repaid the debt securities. (Under current federal tax law, the deposit and our legal release from the obligations pursuant to the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.)

•	we deliver to the trustee a legal opinion of our counsel confirming the tax law change described above. (Sections 1302 and 1304)

If we accomplished full defeasance, you would have to rely solely on the trust deposit for all payments on the debt securities. You could not look to us for payment in the unlikely event of any shortfall.

Covenant Defeasance

Under current U.S. federal income tax law, if we make the type of trust deposit described above, we can be released from some of the covenants in the indenture. This is called “covenant defeasance.” In that event, you would lose the benefit of those restrictive covenants but would gain the protection of having money and/or notes or bonds set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must:

•	deposit in trust for the benefit of all holders of the debt securities a combination of money and U.S. government notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates; and

•	deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing the holders to be taxed on the debt securities any differently than if we did not make the deposit and simply repaid the debt securities.

If we accomplish covenant defeasance, the following provisions of the indenture and the debt securities would no longer apply:

•	our obligations regarding the conduct of our business described above under “Covenants,” and any other covenants applicable to the debt securities described in the applicable prospectus supplement;

•	the conditions to our engaging in a merger or similar transaction, as described above under “Mergers and Similar Transactions”; and

•	the events of default relating to breaches of covenants, and acceleration of the maturity of other debt, described below under “Events of Default and Notice Thereof”.

If we accomplish covenant defeasance, holders can still look to us for repayment of the debt securities in the event of a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. (Sections 1303 and 1304)

Events of Default and Notice Thereof

When we use the term “Event of Default” in the indenture with respect to the debt securities of any series, we mean the following:

•	failure to pay principal of or any premium on any debt security of that series when due;

•	failure to pay any interest on any debt security of that series within 30 days of its due date;

•	failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

•	failure to perform any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series), continued for 60 days after we receive written notice of default from the trustee or the holders of at least 25% in principal amount of the debt securities outstanding and affected thereby;

•	acceleration of any debt aggregating in excess of $100,000,000 (including debt securities of any series other than that series), if such acceleration has not been rescinded or annulled within 20 days after written notice given to us by the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of such series;

•	failure to pay one or more final, non-appealable judgments (i) for the payment of money in an aggregate amount in excess of $100,000,000 (except to the extent covered by insurance or other right of reimbursement or indemnification), or (ii) which results, or would reasonably be expected to result, in a material adverse effect, rendered against Medco, any Subsidiary or any combination thereof, which remains undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed or bonded pending appeal;

•	certain events in bankruptcy, insolvency or reorganization of the Company; and

•	any other Event of Default described in the prospectus supplement with respect to debt securities of such series. (Section 501)

If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs. If an event of default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount (or, in the case of original issue discount securities, the portion of the principal amount that is specified in the terms of the affected debt security) of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an event of default occurs because of certain events of bankruptcy, insolvency or reorganization, the principal amount of all outstanding notes will be automatically accelerated, without any action by the trustee or any holder. A declaration of acceleration of maturity may be cancelled, but only before a judgment or decree based on the acceleration has been obtained, by the holders of at least a majority in principal amount of the debt securities of the affected series. (Section 502)

You should read carefully the prospectus supplement relating to any series of debt securities which are original issue discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of original issue discount securities upon the occurrence of an event of default and its continuation.

Except in cases of default, where the trustee has the special duties described above, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability called an indemnity. (Section 603) If indemnity reasonably satisfactory to the Trustee is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture with respect to the debt securities of that series. (Section 512)

Before a holder may bypass the trustee and bring its own lawsuit or other formal legal action or take other steps to enforce its rights or protect its interests relating to the debt securities the following must occur:

•	The holder of the debt security must give the trustee written notice that an event of default has occurred and remains uncured;

•	The holders of 25% in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and they must offer reasonable indemnity to the trustee against the costs, expenses and liabilities of taking that action; and

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (Section 507)

However, a holder is entitled at any time to bring a lawsuit for the payment of money due on its debt security on or after its due date. (Section 508)

BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

We will give to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities issued under it, or else specifying any default. (Section 1007)

Form, Exchange and Transfer

Unless we specify otherwise in the prospectus supplement, the debt securities will be issued:

•	only in fully registered form;

•	only in global — i.e. book entry — form represented by a registered global debt security;

•	without interest coupons; and

•	in denominations that are even multiples of $1,000. (Section 302)

Debt security in book-entry form will be represented by a global debt security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the debt security. Those who own beneficial interests in a global security do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry procedures below under “Legal Ownership and Book-Entry Issuance.”

Holders may have their debt securities broken into more debt securities of smaller denominations of not less than $1,000 or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an exchange. Holders may exchange or transfer debt securities at the office of the trustee. They may also replace lost, stolen or mutilated debt securities at that office. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also perform transfers. (Section 305) The trustee’s agent may require an indemnity before replacing any debt securities.

Holders will not be required to pay a service charge to transfer or exchange debt securities, but holders may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership. If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (Section 305)

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the prospectus supplement.

Payment and Paying Agents

We will pay interest to the person listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and will be stated in the prospectus supplement. (Section 307) Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sale price of the securities to pro-rate interest fairly between buyer and seller. This prorated interest amount is called accrued interest.

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in New York City. That office is currently located at 100 Wall Street, Suite 1600, New York, New York 10005. Holders must make arrangements to have their payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

We may also arrange for additional payment offices and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent or choose one of our subsidiaries to do so. We must notify holders of changes in the paying agents for any particular series of debt securities. (Section 1002)

Notices

We and the trustee will send notices regarding the debt securities only to holders, using their addresses as listed in the trustee’s records. (Sections 101 and 106) With respect to who is a legal “holder” for this purpose, see “Legal Ownership and Book-Entry Issuance.”

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to holders will be repaid to us. After that two-year period, holders may look to us for payment and not to the trustee or any other paying agent. (Section 1003)

Regarding the Trustee

The trustee’s current address is U.S. Bank Trust National Association, 100 Wall Street, Suite 1600, New York, NY 10005.

The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. (Section 601)

The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of Medco, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with Medco or any affiliate. If it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign. (Sections 608 and 610)

U.S. Bank Trust National Association is serving as the trustee for our senior debt securities issued under our indenture executed on August 12, 2003. Consequently, if an actual or potential event of default occurs with respect to any of these securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under one or more of the indentures and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period were disregarded.

DESCRIPTION OF PREFERRED STOCK

Our authorized capital stock includes 10,000,000 shares of preferred stock, par value $0.01 per share, none of which is currently outstanding. Under the Articles of Incorporation, we are permitted, without approval of our stockholders, to issue shares of preferred stock in one or more series, on one or more occasions, subject to the maximum number of shares authorized in our certificate of incorporation. Our board of directors is authorized to fix the designation and powers, preferences and rights and the qualifications, limitations and restrictions of the shares of each series of preferred stock we issue.

For each series of preferred stock, our board of directors is able to specify the following:

•	the number of shares of the series;

•	the rate of any dividends;

•	whether any dividends shall be cumulative or non-cumulative;

•	the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of our company;

•	the terms of any redemption right;

•	the terms of any conversion or exchange right;

•	any voting rights, in addition to voting rights provided by law; and

•	other terms and provisions permitted by law.

The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal. For example, a business combination could be impeded by issuing a series of preferred stock containing class voting rights that would enable the holder or holders of this series to block that transaction. Alternatively, a business combination could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power and other rights of the holders of common stock. Although the board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of Medco’s stockholders, it could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of the stock. Prior to the issuance of any series of preferred stock, the board of directors will adopt resolutions creating and designating such series as a series of preferred stock.

When we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus, including, without limitation:

•	the specific designation and number of shares to be issued;

•	the stated value per share of such preferred stock;

•	the initial public offering price at which shares of such series of preferred stock will be sold;

•	the annual rate of dividends on such preferred stock during the initial dividend period with respect thereto and the date on which such initial dividend period will end;

•	the dividend rate or rates (or method of calculation);

•	whether dividends will be cumulative or non-cumulative;

•	the minimum and maximum applicable rate for any dividend period;

•	the dates on which dividends will be payable, the date from which dividends will accrue and the record dates for determining the holders entitled to such dividends;

•	any redemption or sinking fund provisions; and

•	any additional dividend, redemption, liquidation or other preference or rights and qualifications, limitations or restrictions of such preferred stock.

Our board is authorized, subject to limitations prescribed by law, to provide by resolution for the issuance from time to time of preferred stock in one or more series, any or all of which may have full, limited, multiple, fractional, or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights, and other special or relative rights as shall be stated in the resolution or resolutions adopted by the board. Each share of preferred stock will, when issued, be fully paid and non-assessable. The preferred stock will have no preemptive rights.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock includes 1,000,000,000 shares of common stock, par value $0.01 per share. As of February 29, 2008, there were 524,065,705 shares of common stock outstanding.

General

All outstanding shares of common stock are fully paid and non-assessable. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. There are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for that purpose. In the event of the liquidation, dissolution or winding up of Medco, subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock will be entitled to a pro rata share in any distribution to stockholders. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. Additional authorized shares of common stock may be issued without shareholder approval.

Our common stock is listed on the New York Stock Exchange.

The transfer agent and registrar for the common stock is The Bank of New York.

Section 203 of the Delaware General Corporation Law

Section 203 of the Delaware General Corporation Law applies to us. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes a merger, asset sale or a transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or, in certain cases, within the preceding three years, did own) 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between us and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became an interested stockholder, our board of directors must have approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and officers; or

•	the business combination is approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Market Price and Dividend Information

The table below sets forth, for the fiscal quarters indicated, the high and low closing sales prices per share of common stock of Medco as reported on the New York Stock Exchange and the dividends per share of common stock declared by Medco during those periods.

Our shares of common stock are listed on the New York Stock Exchange and trade under the symbol “MHS.”

	Common Stock(1)
	High	Low	Dividends

2003 (Reflects when-issued trading from August 8, 2003):
Third Quarter	13.85	10.25	None
Fourth Quarter	19.00	12.08	None
2004:
First Quarter	19.63	15.45	None
Second Quarter	19.00	16.10	None
Third Quarter	18.75	14.79	None
Fourth Quarter	20.18	14.70	None
2005:
First Quarter	24.36	20.08	None
Second Quarter	27.50	23.74	None
Third Quarter	27.50	23.63	None
Fourth Quarter	28.98	23.20	None
2006:
First Quarter	30.32	26.00	None
Second Quarter	28.94	25.05	None
Third Quarter	32.07	28.07	None
Fourth Quarter	30.32	23.54	None
2007:
First Quarter	36.33	26.26	None
Second Quarter	40.82	35.12	None
Third Quarter	45.83	38.45	None
Fourth Quarter	51.67	43.52	None
2008:
First Quarter (through March 7, 2008)	53.97	41.54	None

(1)	The share prices in the table have been retrospectively adjusted to reflect the January 24, 2008 two-for-one stock split, which was effected in the form of a 100% stock dividend and distributed on January 24, 2008, to shareholders of record at the close of business on January 10, 2008.

As of February 29, 2008, there were approximately 92,309 holders of record of Medco’s common stock.

Subject to the dividend preference of any of our preferred stock that may be outstanding, the holders of common stock will be entitled to receive dividends that may be declared by our board of directors from funds legally available for the payment of dividends.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, the purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under the indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

In this section, we describe special considerations that will apply to registered securities issued in global — i.e., book-entry — form. First we describe the difference between legal ownership and indirect ownership of registered securities. Then we describe special provisions that apply to global securities.

Who is the Legal Owner of a Registered Security?

Each debt security, warrant, purchase contract, unit or share of preferred or common stock in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing such securities. We refer to those who have securities registered in their own names, on the books that we or the trustee, warrant agent or other agent maintain for this purpose, as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those who, indirectly through others, own beneficial interests in securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect owners.

Book-Entry Owners

Unless otherwise noted in your prospectus supplement, we will issue each security in book-entry form only. This means securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Under each indenture, warrant agreement, purchase contract or unit agreement, only the person in whose name a security is registered is recognized as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the securities, including deliveries of any property other than cash, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect owners, and not holders, of the securities.

Street Name Owners

We may terminate an existing global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and we will make all payments on those securities, including deliveries of any property other than cash, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect owners, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of the trustee under any indenture and the obligations, if any, of any warrant agents and unit agents and any other third parties employed by us, the trustee or any of those agents, run only to the holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose — for example, to amend the indenture for a series of debt securities or warrants or the warrant agreement for a series of warrants or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture — we would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners is up to the holders.

When we refer to “you” in this prospectus, we mean all purchasers of the securities being offered by this prospectus, whether they are the holders or indirect owners of those securities. When we refer to “your securities” in this prospectus, we mean the securities in which you will hold a direct or indirect interest.

Special Considerations for Indirect Owners

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	whether and how you can instruct it to exercise any rights to purchase or sell warrant property under a warrant or purchase contract property under a purchase contract or to exchange or convert a security for or into other property;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Unless otherwise noted in the applicable pricing supplement, we will issue each security in book-entry form only. Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for any security for this purpose is called the “depositary” for that security. A security will usually have only one depositary but it may have more. Each series of securities will have one or more of the following as the depositaries:

•	The Depository Trust Company, New York, New York, which is known as “DTC”;

•	Euroclear System, which is known as “Euroclear”;

•	Clearstream Banking, societe anonyme, Luxembourg, which is known as “Clearstream”; and

•	any other clearing system or financial institution named in the applicable prospectus supplement.

The depositaries named above may also be participants in one another’s systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, such as debt securities, that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will not indicate whether your securities are represented by a master global security.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “Holder’s Option to Obtain a Non-Global Security: Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of an interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “Holder’s Option to Obtain a Non-Global Security: Special Situations When a Global Security Will Be Terminated.” If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s bank, broker, financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank, broker or other financial institution for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above under “Who is the Legal Owner of a Registered Security?”;

•	An investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We, the trustee and any warrant agents and unit agents will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. We, the trustee and any warrant agents and unit agents also do not supervise the depositary in any way;

•	The depositary may require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your bank, broker or other financial institution may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, may require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Holder’s Option to Obtain a Non-Global Security: Special Situations When a Global Security Will Be Terminated

If we issue any series of securities in book-entry form but we choose to give the beneficial owners of that series the right to obtain non-global securities, any beneficial owner entitled to obtain non-global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owner’s bank, broker or other financial institution through which that owner holds its beneficial interest in the securities. If you are entitled to request a non-global certificate and wish to do so, you will need to allow sufficient lead time to enable us or our agent to prepare the requested certificate.

In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks, brokers or other financial institutions, to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “Who is the Legal Owner of a Registered Security?”

The special situations for termination of a global security are as follows:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 60 days;

•	if we notify the trustee, warrant agent or unit agent, as applicable, that we wish to terminate that global security; or

•	in the case of a global security representing debt securities or warrants issued under an indenture, if an event of default has occurred with regard to these debt securities or warrants and has not been cured or waived.

If a global security is terminated, only the depositary, and not we, the trustee for any debt securities, the warrant agent for any warrants or the unit agent for any units, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

Considerations Relating to DTC

DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations. DTC is owned by a number of its DTC participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

Purchases of securities within the DTC system must be made by or through DTC participants, which will receive a credit for the securities on DTC’s records. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

Redemption notices will be sent to DTC’s nominee, Cede & Co., as the registered holder of the securities. If less than all of the securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

In instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the securities. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Distribution payments on the securities will be made by the relevant trustee to DTC. DTC’s usual practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participants and not of DTC, the relevant trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the relevant trustee, and disbursements of such payments to the beneficial owners are the responsibility of direct and indirect participants.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. We do not have any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

Considerations Relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special Timing Considerations Relating to Transactions in Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other financial institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

VALIDITY OF THE SECURITIES

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of the Company incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended December 29, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in auditing and accounting.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference, as well as other publicly available documents, may include, and Medco’s officers and representatives may from time to time make, “forward-looking statements” — that is, statements related to future events. These forward-looking statements may address our plans, objectives, projections and expectations relating to Medco’s business and operations or financial and economic performance, and assumptions related thereto. These forward-looking statements are made based on our expectations and beliefs concerning future events impacting Medco and therefore involve a number of risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmacy benefit management (“PBM”) and specialty pharmacy industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements.

Forward-looking statements in this prospectus should be evaluated together with the risks and uncertainties that affect our business, particularly those mentioned in the Risk Factors section of the Company’s Annual Report on Form 10-K, Forms 10-Q and other documents filed from time to time with the Securities and Exchange Commission.

$

Medco Health Solutions, Inc.

$     % Notes due 2013

$     % Notes due 2018

PRELIMINARY PROSPECTUS SUPPLEMENT
March          , 2008

Joint Book-Running Managers

Citi
JPMorgan
Banc of America Securities LLC
Barclays Capital